Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-159046

San Diego Gas & Electric Company

Final Term Sheet

November 14, 2011

Issuer:	San Diego Gas & Electric Company

Securities Offered:	3.950% First Mortgage Bonds, Series LLL, due 2041

Aggregate Principal Amount Offered:	$250,000,000

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2012

Coupon:	3.950%, accruing from November 17, 2011

Maturity:	November 15, 2041

Yield to Maturity:	3.958%

Spread to Benchmark Treasury:	90 basis points

Benchmark Treasury:	3.750% due August 15, 2041

Benchmark Treasury Yield:	3.058%

Optional Redemption Provision:	Make Whole Call Adjusted Treasury Rate + 15 basis points

Price to Public:	99.860%, plus accrued interest, if any

Trade Date:	November 14, 2011

Settlement Date:	November 17, 2011 (T+3)

CUSIP:	797440BP8

ISIN:	US797440BP82

Anticipated Ratings*:	Aa3 (stable) by Moody’s Investors Service
A+ (stable) by Standard & Poor’s Ratings Services
AA- (stable) by Fitch Ratings

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Loop Capital Markets LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

Co-Managers:	Lloyds Securities Inc.
SL Hare Capital, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, by calling Loop Capital Markets LLC toll-free at 1-888-294-8898, by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or by email to dg.prospectus_requests@baml.com, or by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.